Exhibit 10.19(k)



IMPERIAL BANK
2460 Sand Hill Road, Suite 102
Menlo Park, California  94025  (415) 233-3000



November 3, 1997


OPHTHALMIC IMAGING SYSTEMS
221 Lathrop Way, Suite I
Sacramento, CA  95815

Attention:  Mr. Steven R. Verdooner, President
            Mr. Steven C. Lagorio, Director of Finance

Re:  Imperial Bank Loan No. 700000559

Gentlemen:

With reference to the Credit Terms and Conditions dated April 12, 1995 (as previously amended the "CTC") with addendum dated April 10, 1995 (as previously amended the "Addendum") between Imperial Bank ("Bank") and Ophthalmic Imaging Systems ("Borrower"), (the CTC and the Addendum herein jointly referred to as the "Agreement"), Bank hereby modifies the Addendum as follows:

Section 2 of the Addendum deleted in its entirety and is replaced with the following:

     "2.  TERM AND REPAYMENT

          The line of credit will require monthly payments of interest through and including November 7, 1997, at which time all outstanding principal, accrued but unpaid interest and other charges thereinafter shall be due and payable in full."


This amendment is specific as to content and time, and other than the amendment mentioned above this letter is not a forbearance, waiver or modification of any other rights or remedies that the Bank may have pursuant to any agreement or law as a result of the above defaults or of any other violations past, present, or future of any agreement between the Borrower and the Bank, and the Bank reserves all rights, powers and remedies available to it. The Bank and the Borrower hereby agree that except as modified herein the Agreement remains in full force and effect.

Sincerely,
THOMAS D. JORGENSEN

Thomas D. Jorgensen
Assistance Vice President
Special Markets Group

Ophthalmic Imaging Systems
November 3, 1997
Page 2



Accepted and agreed to:

OPHTHALMIC IMAGING SYSTEMS

By:     STEVEN C. LAGORIO
Title:  Director of Finance
Date:   November 6, 1997